Exhibit 2.2

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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 11, 1998

                                  BY AND AMONG

                        HI-RISE RECYCLING SYSTEMS, INC.,

                              AM ACQUISITION CORP.,

                       ATLANTIC MAINTENANCE OF MIAMI, INC.

                                       AND

                                  EVELIO ACOSTA

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                          AGREEMENT AND PLAN OF MERGER
                                      INDEX

                                                                            PAGE

                                    ARTICLE I
                                   THE MERGER

1.1      Merger and Surviving Corporation......................................1
1.2      Effective Time........................................................1
1.3      Subsequent Action.....................................................2


                                   ARTICLE II
                      ARTICLES OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

2.1      Articles of Incorporation.............................................2
2.2      The Bylaws............................................................2
2.3      Officers and Directors................................................2


                                   ARTICLE III
               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

3.1      Conversion or Cancellation of Shares..................................3
3.2      Shares of the Constituent and Surviving Corporations..................3


                                   ARTICLE IV
                                     CLOSING

4.1      Closing...............................................................4
4.2      Deliveries by the Company and the Shareholder.........................4
4.3      Deliveries by Parent and Merger Sub...................................5


                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE SHAREHOLDER

5.1      Organization and Corporate Power......................................5
5.2      Corporate Authority...................................................5
5.3      Capital Stock.........................................................6

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                                                                            PAGE

5.4      Title, Condition of Personal Property.................................6
5.5      Government Approvals..................................................7
5.7      Events Subsequent to the Date of the Financial Statements.............8
5.8      Litigation............................................................9
5.9      Compliance with Laws..................................................9
5.10     Taxes................................................................10
5.11     Real Property........................................................10
5.12     Assets Comprising the Business.......................................11
5.13     Patents, Trademarks, Etc.............................................11
5.14     Employee Matters.....................................................11
5.15     Licenses and Permits.................................................12
5.16     Changes in Third-Party Payors........................................12
5.17     Contracts and Commitments............................................12
5.18     Bank Accounts........................................................13
5.19     Insurance Coverage...................................................13
5.20     ERISA................................................................13
5.21     No Brokers or Finders................................................14
5.22     Assumptions, Guarantees, Etc. of Indebtedness of Other Persons.......14
5.23     No Conflicts or Defaults.............................................14
5.24     Environmental Compliance.............................................15
5.25     Books and Records....................................................16
5.26     Solvency.............................................................16
5.27     Purchase for Investment..............................................16
5.28     Disclosures..........................................................17


                                   ARTICLE VI
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.1      Organization and Corporate Power of Merger Sub.......................18
6.2      Organization and Corporate Power of Parent...........................18
6.3      Corporate Authority..................................................18
6.4      Absence of Conflicting Agreements....................................18
6.5      No Brokers or Finders................................................18
6.6      Solvency.............................................................19
6.7      Securities and Exchange Commission Filings; Private Placement........19
6.8      Capitalization.......................................................19
6.9      Government Approvals.................................................19
6.10     Disclosure...........................................................20
6.11     Non-Reliance.........................................................20

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                                                                            PAGE

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

7.1      Affirmative Covenants of the Shareholder and the Company.............20
7.2      Affirmative Covenants of Parent and Merger Sub.......................22


                                  ARTICLE VIII
                      OBLIGATIONS OF PARTIES AFTER CLOSING

8.1      Survival of Representations and Warranties...........................23
8.2      Restrictions.........................................................23
8.3      Delivery of Records..................................................24
8.4      Cooperation; Further Assurances......................................24
8.5      Post-Closing Access and Cooperation..................................24
8.6      Taxes................................................................24


                                   ARTICLE IX
             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

9.1      Representations and Warranties.......................................26
9.2      Performance of Agreements............................................26
9.3      Good Standing and other Certificates.................................26
9.4      No Material Adverse Change...........................................27
9.5      Litigation...........................................................27
9.6      Consents and Waivers.................................................27
9.7      Proceedings..........................................................27
9.8      Indemnification Agreement............................................27
9.9      Articles of Merger...................................................27
9.10     Closing Under Hesco Merger Agreement.................................28
9.11     Opinion of Counsel...................................................28


                                    ARTICLE X
                  CONDITIONS OF THE OBLIGATIONS OF THE COMPANY
                               AND THE SHAREHOLDER

10.1     Representations and Warranties.......................................28
10.2     Performance of Agreements............................................28
10.3     Good Standing and other Certificates.................................28
10.4     No Material Adverse Change...........................................28
10.5     Litigation...........................................................29

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                                                                            PAGE

10.6     Consents and Waivers.................................................29
10.7     Proceedings..........................................................29
10.8     Indemnification Agreement............................................29
10.9     Articles of Merger...................................................29
10.10    Closing Under Hesco Sales, Inc. Merger Agreement.....................29
10.11    Opinion of Counsel...................................................29
10.12    Morales Consulting Agreement.........................................30


                                   ARTICLE XI
                                   TERMINATION

11.1     Elective Termination.................................................30
11.2     Mandatory Termination................................................30
11.3     Effect of Termination................................................30


                                   ARTICLE XII
                               REGISTRATION RIGHTS

12.1     Grant of Registration Rights.........................................31
12.2     Indemnification......................................................32
12.3     Transfer of Registration Rights......................................33


                                  ARTICLE XIII
                               CERTAIN DEFINITIONS


                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1     Amendments and Waivers...............................................35
14.2     Notices..............................................................35
14.3     Expenses.............................................................36
14.4     Indemnification for Broker Fees......................................36
14.5     Counterparts.........................................................36
14.6     Effect of Headings...................................................36
14.7     Further Assurances...................................................36
14.8     Governing Law........................................................36
14.9     Attorneys' Fees......................................................37
14.10    Schedules............................................................37
14.11    Entire Agreement.....................................................37

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                                                                            PAGE

14.12    Severability.........................................................37
14.13    Specific Performance.................................................37

                                       v
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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (hereinafter called the "Agreement"), dated as of February 11, 1998, is entered into by and among (i) HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation ("Parent"), (ii) AM ACQUISITION CORP., a Florida corporation and wholly-owned subsidiary of Parent ("Merger Sub"), (iii) ATLANTIC MAINTENANCE OF MIAMI, INC., a Florida corporation (the "Company") (the Company and Merger Sub are hereinafter collectively referred to as the "Constituent Corporations"), and EVELIO ACOSTA, the sole shareholder of the Company (the "Shareholder").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it desirable and in the best interests of their respective corporations and shareholders that Merger Sub merge with and into the Company in a statutory merger in accordance with the laws of the State of Florida; and

         WHEREAS, Parent, Merger Sub, the Company and the Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the merger provided for herein;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 MERGER AND SURVIVING CORPORATION. Subject to the terms and conditions of this Agreement and pursuant to the applicable laws of the State of Florida, at the Effective Time (as defined in Section 1.2 herein) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 607.1106 of the Florida Business Corporation Act (the "FBCA").

         1.2 EFFECTIVE TIME. At or prior to the Closing Date (as defined below), Merger Sub and the Company will cause Articles of Merger, in the form attached hereto as Exhibit A (the
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"Articles of Merger"), to be executed and filed with the Department of State for the State of Florida (the "Department of State") as provided in Section 607.1105 of the FBCA. The Merger shall become effective on the date specified in the Articles of Merger as the effective date of the Merger, and such time, which shall be immediately following the Closing Date, is hereinafter referred to as the "Effective Time."

         1.3 SUBSEQUENT ACTION If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any bills of sale, assignments or any other actions or things are necessary or desirable to vest, perfect, confirm, record or otherwise in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title, and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms and provisions of this Agreement.

                                   ARTICLE II
                      ARTICLES OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with their terms and the FBCA, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the corporation is Atlantic Maintenance, Inc. (hereinafter called the "Corporation")."

         2.2 THE BYLAWS. The Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms and the FBCA.

         2.3 OFFICERS AND DIRECTORS. The persons listed on Exhibit B hereto shall hold the directorships and offices of the Surviving Corporation set forth beside their names on such exhibit, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation and removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                       2
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                                   ARTICLE III
               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         3.1 CONVERSION OR CANCELLATION OF SHARES.

                  (a) At the Effective Time, each share of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company held by the Shareholder which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Merger Sub the Per Share Merger Consideration (as hereinafter defined). All of the shares of Company Common Stock by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and the holder of a certificate representing any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares, except to receive from Merger Sub, after surrender of such certificates, the Per Share Merger Consideration for such shares in accordance with Section 3.2 hereof.

                  (b) At the Effective Time, each share of Company Common
Stock issued and held in the Company's treasury, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) At the Effective Time, each share of common stock, par value $.01 per share (the "Merger Sub Common Stock"), of Merger Sub issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of Merger Sub or the holder of such shares, be converted into and thereafter represent one validly issued, fully paid and nonassessable share of the common stock, par value $.01 per share (collectively, the "Surviving Shares"), of the Surviving Corporation.

         3.2 SHARES OF THE CONSTITUENT AND SURVIVING CORPORATIONS. The manner and basis of converting and exchanging each share of Company Common Stock shall be as follows:

                  (a) On the Effective Time of the Merger, upon surrender of the certificates representing shares of Company Common Stock to Merger Sub (or its designated agent) for cancellation, each share of Company Common Stock shall be converted into the right to receive from the Constituent Corporations or Parent (the "Per Share Merger Consideration") the following:

                  (i) a certificate or certificates representing a number of shares of the common stock, par value $.01 per share (the "Parent Common Stock"), of Parent determined by dividing (A) the amount determined by dividing $3,000,000 by $2.75 (the "Market Shares") by (B) the number of shares of Company Common Stock then issued and outstanding; and

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                  (ii) a certificate or certificates representing a
         number of shares of Parent Common Stock determined by dividing (A) the amount determined by dividing (i) $500,000 by (ii) the price per share of Parent Common Stock received by Parent (prior to and without giving effect to the Parent's payment of commissions and all other offering related expenses), in connection with a Private Placement of Parent Common Stock to be consummated by Parent immediately prior to the Effective Time (the "Placement Shares" and together with the Market Shares, the "Shares") by (B) the number of shares of Company Common Stock then issued and outstanding.

                                   ARTICLE IV
                                     CLOSING

         4.1 CLOSING. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131, at 10:00 a.m., local time, on February 18, 1998, or such other time and date (not later than February 18, 1998) as the parties hereto shall by written instrument designate. The date on which the Closing occurs is referred to herein as the "Closing Date."

         4.2 DELIVERIES BY THE COMPANY AND THE SHAREHOLDER . At or prior to the Closing, the Company and the Shareholder shall deliver (or cause to be delivered) to Parent and Merger Sub the following:

                  (i) certificate or certificates representing all of the outstanding shares of Company Common Stock;

                  (ii) the stock book, minute book and corporate seal of the Company;

                  (iii) the various certificates set forth in Article IX hereof;

                  (iv) the Articles of Merger duly executed by an authorized officer of the Company;

                  (v) the Indemnification Agreement (as defined herein) executed by the Shareholder; and

                  (vi) all other documents, instruments, agreements and all certificates and other evidence as Parent and Merger Sub or their counsel may reasonably request as to the satisfaction of the conditions precedent to the obligations of Parent and Merger Sub set forth herein.

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         4.3 DELIVERIES BY PARENT AND MERGER SUB. At or prior to the Closing,
Parent and Merger Sub shall deliver (or cause to be delivered) to the Company and the Shareholder the following:

                  (i) the Per Share Merger Consideration;

                  (ii) the various certificates set forth in Article X hereof;

                  (iii) the Articles of Merger duly executed by an authorized officer of Merger Sub;

                  (iv) the Indemnification Agreement executed by an authorized officer of each of Parent and Merger Sub;

                  (v) all other documents, instruments, agreements and all certificates and other evidence as the Company and the Shareholder or their counsel may reasonably request as to the satisfaction of the conditions precedent to the obligations of the Company and the Shareholder set forth herein.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND THE SHAREHOLDER

         The Company and the Shareholder hereby jointly and severally represent and warrant to Parent and Merger Sub as follows:

         5.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the power and authority to own its properties and to carry on its business as it has been and is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in Florida. The Company is not required to be licensed or qualified to do business in any other jurisdiction except in those jurisdictions in which the failure to be so licensed or qualified would, individually or in the aggregate, not have or cause a Material Adverse Change.

         5.2 CORPORATE AUTHORITY. The Company has the requisite corporate power and authority and has taken all corporate and shareholder action necessary in order to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, fraudulent conveyance, moratorium and other laws relating to creditors rights generally. The Shareholder

                                       5
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has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the shares of Company Common Stock pursuant to this Agreement. This Agreement has been executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, fraudulent conveyance, moratorium and other laws relating to creditors rights generally.

         5.3 CAPITAL STOCK. The Company has an authorized capitalization consisting solely of 5,000 shares of Company Common Stock, of which 5,000 shares are issued and outstanding and no shares are held in the Company's treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned beneficially and or record by the Shareholder, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of such shares were purchased or otherwise acquired by the Shareholder in a transaction or transactions in compliance with and exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and other Legal Requirements. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

         5.4 TITLE, CONDITION OF PERSONAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 5.4(A), the Company owns, or has good and valid leasehold interests or licenses in, all of the personal property comprising its assets (collectively, the "Assets"), and has good and valid title to all such personal property (tangible and intangible) (or in the case of personal property which is leased or licensed, the Company has the right to use such personal property superior in right to all others), subject to no Liens other than Permitted Liens (as defined below) or Liens which shall be removed at or prior to the Closing Date. All of such personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased, is in a condition, taken as a whole, which is suitable to operate the Business in a manner consistent with historical practice and has been maintained in a manner consistent with historical practice. Notwithstanding the foregoing, Parent and Merger Sub acknowledge that they are acquiring the Assets on an "as is" basis. Neither the Shareholder nor the Company has granted any option or other right to acquire any portion of the Assets or the Business, other than with respect to the sale of inventory in the ordinary course of business and in connection with the transactions contemplated herein. There are no pending or, to the Knowledge of the Shareholder and the Company, threatened condemnation proceedings relating to any leased properties of the Company. All inventory of the Company is located at the locations set forth on SCHEDULE 5.4(A).

                  (b) "Permitted Liens" means:

                  (i) each lien set forth on SCHEDULE 5.4(B) hereto;

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                  (ii) carriers', warehouseman's, mechanic's, materialman's, repairmen's or other like liens arising in the ordinary course of business which do not exceed $10,000 in the aggregate;

                  (iii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business, provided that each such deposit shall be included in the Assets;

                  (iv) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation; and

                  (v) liens for the payment of taxes accrued but not yet payable.

         5.5 GOVERNMENT APPROVALS. Other than the filing of the Articles of Merger with the Department of State, to the Knowledge of the Shareholder and the Company, no consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of the Shareholder or the Company in connection with the execution, delivery and performance by the Shareholder and the Company of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, licenses or authorizations for which the failure to obtain, either individually or in the aggregate, would not have or cause a Material Adverse Change.

         5.6 FINANCIAL INFORMATION; INDEBTEDNESS.

                  (a) Schedule 5.6(a) contains the audited combined balance sheets (the "Balance Sheets") of the Company combined with its affiliates, Hesco Sales, Inc. and its wholly owned subsidiaries (collectively, "Hesco"), as of October 31, 1996 and 1997, together with the related audited combined statements of operations, shareholders' equity and cash flows for the years then ended, and the notes to those financial statements (collectively the "Financial Statements"). The Financial Statements have been audited by Coopers & Lybrand LLP ("Coopers"), independent certified public accountants, whose report thereon is included therein. Due to their limited expertise with GAAP, including financial statement disclosure, the Company and Hesco have relied on Coopers to advise them in fulfilling the responsibility of presenting financial statements in conformity with GAAP. Based on this reliance, and except as stated therein or in the reports thereon, the Financial Statements have been prepared in accordance with GAAP, are in accordance with the books and records of the Company and Hesco and present fairly, in all material respects, the combined financial position and the combined results of operations of the Company and Hesco as of the dates and for the periods indicated.

                  (b) Except as otherwise set forth in the Balance Sheet at October 31, 1997 (the "Balance Sheet Date"), or as set forth on Schedule 5.6(b), the Company has no

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liabilities or obligations which are required to be reflected as liabilities in accordance with GAAP which are not adequately reflected in or reserved against in the Financial Statements, except for liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practices and not, individually or in the aggregate, materially adverse to the Company.

                  Since the Balance Sheet Date, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company, except for changes which, individually or in the aggregate, would not have or cause a Material Adverse Change in the Business, and (ii) none of the business, condition (financial or otherwise), operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

                  (c) SCHEDULE 5.6(C) sets forth (i) the amount of all Indebtedness for borrowed money of the Company outstanding on the date hereof,
(ii) any Lien with respect to such Indebtedness, and (iii) a list of each instrument or agreement governing such Indebtedness (true and correct copies of which have been provided to Parent and Merger Sub). Except as set forth on
SCHEDULE 5.6(C), no default (or event which with the giving of notice or passage of time would constitute a default) exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto.

                  (d) SCHEDULE 5.6(D) sets forth a list of all accounts receivable of the Company as of the Balance Sheet Date. All such accounts receivable arose from bona fide transactions in the ordinary course of business. Except as set forth in SCHEDULE 5.6(D), no such account has been assigned or pledged and no defense or set-off to any such account has been asserted by the account obligor or exists.

         5.7 EVENTS SUBSEQUENT TO THE DATE OF THE FINANCIAL STATEMENTS. Except as disclosed in SCHEDULE 5.7, the Financial Statements, or in connection with the transactions contemplated by this Agreement, since the Balance Sheet Date, the Company has not (i) declared, set aside or paid any dividends, or made any distributions or payments, in respect of its equity securities, or repurchased, redeemed or otherwise acquired any equity or other securities or issued any shares or other units of any equity or other securities; (ii) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person, except for acquisitions of Assets in the ordinary course of business consistent with past practice; (iii) purchased any securities of any Person; (iv) amended its articles of incorporation or bylaws; (v) issued any securities relating to its shares of capital stock, or granted, or entered into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its shares of capital stock, or redeemed, repurchased or otherwise reacquired any of its shares; (vi) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business and consistent with past practices; (vii) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which change or election would reasonably be likely to have or cause a Material Adverse Change

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in the tax treatment of the Company or its business operations before or after the Closing Date; (viii) entered into, amended or terminated any agreement which would be reasonably likely to have or cause a Material Adverse Change; (ix) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or Assets except (a) in the ordinary course of business, or (b) pursuant to any agreement specified in SCHEDULE 5.17; (x) settled any material claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator; (xi) incurred or approved, or entered into any agreement or commitment to make, any expenditure in excess of $25,000 in the aggregate (other than those required pursuant to any agreement set forth on SCHEDULE 5.17 or in the ordinary course of business consistent with past practices); (xii) maintained its books of account other than in the usual, regular and ordinary manner and on a basis consistent with prior periods or made any material change in any of its accounting methods or practices; (xiii) engaged in one or more activities or transactions outside the ordinary course of business; (xiv) made any material increase in (a) the rate of compensation payable or to become payable to its directors, officers, agents or employees, or (b) the payment of any bonus, payment or arrangement made to, for or with any of its directors, officers, agents or employees, except as required pursuant to an agreement set forth in SCHEDULE 5.17 or by any benefit plan set forth on SCHEDULE 5.14 or otherwise in the ordinary course of business consistent with past practice; (xv) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to licenses or other agreements set forth on SCHEDULE 5.13; (xvi) suffered any material uninsured loss of property or waived any right of substantial value whether or not in the ordinary course of business; (xvii) made any material change in the manner of business or operations of the Company; or (xviii) committed to do any of the foregoing.

         5.8 LITIGATION. Except as disclosed on SCHEDULE 5.8, there are no claims, actions, suits, investigations or proceedings against the Company (or the Shareholder with respect to the Business) in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the Knowledge of the Shareholder and the Company, threatened, against the Company (or the Shareholder with respect to the Business) except for such claims, actions, suits, investigations or proceedings which, individually or in the aggregate, would not be reasonably likely to result in a liability or liabilities to the Company in excess of $25,000; nor, to the Knowledge of the Shareholder and the Company, except as set forth on
SCHEDULE 5.8, has there occurred any event or does there exist any condition on the basis of which it is reasonably foreseeable that any such litigation, proceeding or investigation would properly be instituted. Except as disclosed on
SCHEDULE 5.8, neither the Shareholder with respect to the Business nor the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority.

         5.9 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 5.9, to the Knowledge of the Shareholder and the Company, each of the Company and Shareholder is and has been in compliance in all material respects with any and all Legal Requirements applicable to the Business. Except as set forth on SCHEDULE 5.9, (a) neither the Shareholder nor the Company has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently material compliance with all such Legal Requirements, and (b) there are no adverse orders, judgments, writs, injunctions, decrees or demands of any Governmental Authority, outstanding against the Company, the Assets or the Shareholder with respect to the Business.

         5.10 TAXES. Except for the Federal and State income tax returns for the year ended October 31, 1997, which are on valid extension through July 15, 1998, the Company has filed all tax returns and reports required to be filed within the applicable periods for such filings. The Company has paid all Taxes (including any foreign, federal, state or local Taxes) through the years ended October 31, 1996 required to be paid. The Company has paid $11,600 Federal and $4,500 of Florida income taxes for the year ended October 31, 1997, including extension payments. No estimated income tax payments have been made for the year ending October 31, 1998. Except as set forth on Schedule 5.10, no deficiencies for any Tax have been proposed or assessed against the Company (or the Shareholder with respect to the Company) and, to the Knowledge of the Shareholder and the Company, there are no tax audits pending or contemplated. Other than for taxes which are not yet due, there is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against the Assets, the outstanding shares of Company Common Stock or the Business. The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, excluding penalties or interest thereon, through October 31, 1997, whether or not assessed or disputed, which are due with respect to the conduct of the business of the Company for the taxable periods covered thereby.

         5.11 REAL PROPERTY.

                  (a) The Company owns no real property.

                  (b) SCHEDULE 5.11(B) sets forth a list and the addresses of all real property leased or subleased by the Company, and any Lien on any such leasehold interest, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term.

                  (c) All the leases listed on SCHEDULE 5.11(B) are valid and enforceable and are in full force and effect, and except as disclosed on
SCHEDULE 5.11(C), there are no defaults by the Company under any of such leases or, to the Knowledge of the Shareholder and the Company, by any other party thereto. Except as set forth on SCHEDULE 5.11(C), no consent or approval of the lessor or sublessor of any of the leases listed on SCHEDULE 5.11(B) is required for the consummation of the transactions contemplated by this Agreement and the Related

Agreements nor will the consummation of any of such transactions result in any material increase in amounts payable under any lease listed on SCHEDULE 5.11(B).

         5.12 Assets Comprising the Business. Except as set forth on SCHEDULE 5.12, the Assets represent all of the real and personal property, licenses, intellectual property, permits and authorizations, contracts, leases and other agreements that are used in the operation of the Business as now operated. Except as set forth in SCHEDULE 5.12, or as otherwise expressly set forth in this Agreement, neither the Shareholder (as opposed to the Company) nor any other Person (i) owns any personal property, licenses, intellectual property, permits or authorizations that are Assets, or (ii) has entered into any contracts, leases or other agreements that are necessary to the operation of the Business as now operated. The level of inventory included in the Assets generally is satisfactory to meet the Company's current orders and expected production needs consistent with historical practice.

         5.13 PATENTS, TRADEMARKS, ETC. Set forth on SCHEDULE 5.13 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company (or the Shareholder with respect to the Business), or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. Except as set forth on SCHEDULE 5.13, the Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of the Business as presently conducted. No claim is pending or, to the Knowledge of the Shareholder and the Company, threatened, to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and neither the Shareholder nor the Company has Knowledge of any such claim (whether or not pending or threatened). No claim is pending or, to the Knowledge of the Shareholder and the Company, threatened to the effect that any such material Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use and is material to the Business, is invalid or unenforceable by the Company, and neither the Shareholder nor the Company has Knowledge of any such claim (whether or not pending or threatened).

         5.14 EMPLOYEE MATTERS. No employees of the Company (the "Employees") are represented by any labor union or similar organization and there are no pending or, to the Knowledge of the Shareholder and the Company, threatened activities the purpose of which is to achieve such representation of all or some of the Employees. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Shareholder and the Company, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty. In the event of termination of the employment of any Employee, neither Parent or Merger Sub will, pursuant to any agreement with the Shareholder or the Company or by reason of any representation made or plan adopted by the Shareholder or the Company prior to the Closing, be liable to any employee for so-called "severance pay," parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits. None of the officers or other key employees of the Company has notified the Shareholder or the Company of his or her present intention to terminate his or her employment with the Company. To the Knowledge of the Shareholder and the Company, no director, officer or employee of or consultant to the Company is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company. Attached hereto as SCHEDULE 5.14 is the most recent payroll of the Company, indicating the names and compensation of its employees. All information contained on SCHEDULE 5.14 is correct as of such date.

         5.15 LICENSES AND PERMITS. To the Knowledge of the Shareholder and the Company, the Company has all the permits, licenses, orders, certifications, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct the Business as presently conducted (collectively, the "Permits"). All of the Permits owned by the Company are listed on SCHEDULE 5.15. With respect to the Permits listed on SCHEDULE 5.15 (or that are required to be listed on SCHEDULE 5.15), to the Knowledge of the Shareholder and the Company, (a) such Permits are in full force and effect, (b) no suspension or cancellation of any of such Permits is threatened, (c) except as set forth on SCHEDULE 5.15, none of such Permits will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements, and (d) the Company is not in default under any of such Permits.

         5.16 CHANGES IN THIRD-PARTY PAYORS. Except as set forth on SCHEDULE 5.16, neither the Shareholder nor the Company has received notice that any health plan insuring the Company or other third-party payor, which is currently doing business with the Company, intends to terminate, limit or restrict its relationship with the Company.

         5.17 CONTRACTS AND COMMITMENTS. Except as set forth on SCHEDULE 5.17, the Company is not a party (nor is the Shareholder a party, with respect to the Business) to any oral or written (i) consulting agreement not terminable by notice of 30 days or less without penalty, (ii) joint venture agreement, (iii) noncompetition or similar agreements that restrict the Company from engaging in a line of business either in total or in a particular territory or for a particular period, (iv) agreement with any executive officer or other employee of the Company not terminable by notice of 30 days or less without penalty, (v) any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, (vi) contract or agreement that cannot by its terms be terminated by the Company by notice of 30 days or less without penalty, (vii) contract or agreement for capital expenditures in excess of $25,000, (viii) any agreement for the sale of assets other than the sale of inventory in the ordinary course of business, or (ix) any other contract or agreement that is material to the Company or the Business. True and correct copies of each of such agreements have been provided to Parent and Merger Sub. Except as set forth in SECTION 5.17, neither the Shareholder nor the Company has received notice that any party to any agreement or any customer of the Company intends to terminate, limit or restrict its relationship with the Company.

         5.18 BANK ACCOUNTS. SCHEDULE 5.18 sets forth the names of each bank or depository in which the Company (or the Shareholder with respect to the Business) maintains any bank account, trust account or safety deposit box, the account numbers for each, and the names of all persons authorized to draw thereon or that have access thereto.

         5.19 INSURANCE COVERAGE. SCHEDULE 5.19 constitutes a true and complete description of (i) all of the insurance policies in force and effect in respect of the Company (the "Policies"); (ii) the coverage and limits on the Policies;
(iii) all current and open or known claims under any of the Policies; and (iv) all written claims made against the Company during the past three years whether or not covered by insurance. Neither the Company nor the Shareholder has received any notice of cancellation in respect of insurance coverage under the Policies. All premiums due and payable in respect of the Policies have been paid. There are no pending or, to the Knowledge of the Shareholder and the Company, threatened terminations or material premium increases with respect to any of the Policies and the Company is in compliance with all conditions contained therein, except where such non-compliance would not, individually or in the aggregate, be reasonably likely to have or cause a Material Adverse Effect.

         5.20 ERISA.

                  (a) Neither the Shareholder (with respect to the Employees) nor the Company maintains, or makes contributions to, and neither the Shareholder (with respect to the Employees) nor the Company has at any time in the past two years maintained or made contributions to, or had any liability under any employee pension benefit plan, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employee benefit plan subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980.

                  (b) SCHEDULE 5.20(B) sets forth each severance agreement, and each plan, agreement, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment including holiday, vacation, or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA) maintained by the Company for any Employees or with respect to which the Shareholder or the Company has any liability with respect to any Employees, or make or have an obligation to make contributions on behalf of any Employees (collectively, the "Plans").

                  (c) SCHEDULE 5.20(C) identifies all Employees on leave of absence eligible to receive health benefits, as required by the continuation health care coverage provisions of Section 4980B of the Code or Section 601 through 608 of ERISA ("COBRA"). Notice of the availability of COBRA coverage has been provided to all Employees on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  (d) No Plan has engaged in any "prohibited transaction" as defined in Section 4975 of the Code that may reasonably be expected to result in any liability to the Company.

                  (e) With respect to each Plan, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed, and the present value of all accrued benefits under each such Plan does not, as of the date hereof, and will not, as of the Closing Date, exceed the value of the respective net assets of each Plan applicable to such benefits.

         (f) None of the Plans is intended to qualify under Section 401 of the Code.

         5.21 NO BROKERS OR FINDERS. Neither the Shareholder, the Company nor their respective affiliates has engaged or retained a finder or broker who is or may be entitled to a commission, fee or other compensation in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall be inapplicable with respect to any arrangements with World Business Brokers and/or their shareholders and Rey Jiminez.

         5.22 ASSUMPTIONS, GUARANTEES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions.

         5.23 NO CONFLICTS OR DEFAULTS. Except as set forth on SCHEDULE 5.23, the execution, delivery and performance by the Company and the Shareholder of this Agreement and the Related Agreements to which it is or they are or will be a party and any of the transactions contemplated hereby or thereby does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the articles of incorporation or bylaws of the Company, (B) to the Knowledge of the Shareholder and the Company, any agreement, indenture or other instrument applicable to the Shareholder, the Company or any of their respective properties except for such violations or conflicts which, individually or in the aggregate, will not have or cause a Material Adverse Change, or (C) to the Knowledge of the Shareholder and the Company, any law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Shareholder, the Company or any of their respective properties, (ii) result in the creation of any Lien, upon the properties, assets or revenues of the Shareholder or the Company, (iii) to the Knowledge of the Shareholder and the Company, require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (other than as set forth on SCHEDULE 5.23), or (iv) to the

Knowledge of the Shareholder and the Company, cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Company to terminate any existing agreements with any of the Companies. To the Knowledge of the Shareholder and the Company, the Company (or the Shareholder with respect to the Business) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (i) constitute a default under, or breach or violation of, any Legal Requirement, indenture, agreement or instrument applicable to the Shareholder, the Company or the Business, except for such defaults which individually or in the aggregate would have or cause a Material Adverse Change, (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any indenture, agreement or instrument applicable to the Company or the Business, which individually or in the aggregate would have or cause a Material Adverse Change. All the contracts listed on SCHEDULES 5.11 and
5.17 are valid and enforceable and are in full force and effect, and there are no defaults by the Shareholder or the Company under any of such contracts or, to the Knowledge of the Shareholder and the Company, by any other party thereto. Except as disclosed on SCHEDULE 5.23, the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the termination of, or any increase in amounts payable under, any contract listed on
SCHEDULE 5.11 or 5.17.

         5.24 ENVIRONMENTAL COMPLIANCE.

                  (a) To the Knowledge of the Shareholder and the Company, the Company has obtained all permits, licenses, and other authorizations (collectively, the "Licenses") which are required in connection with the conduct of the Business under all applicable Environmental Laws (as defined below).

                  (b) To the Knowledge of the Shareholder and the Company, the Company is in compliance in the conduct of the Business with all terms and conditions of the Licenses and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder. To the Knowledge of the Shareholder and the Company, all machinery and equipment owned or used by the Company meets or exceeds all standards promulgated under applicable Environment Laws.

                  (c) To the Knowledge of the Shareholder and the Company, neither the Company nor the Shareholder is aware of, nor has either of them received any written or verbal notice of, any conditions, circumstances, activities, practices, incidents, actions or plans which may materially violate applicable Environmental Laws or which may materially interfere with or prevent material compliance or continued compliance with any Environmental Laws.

                  (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or to the Knowledge of the Shareholder and the Company, threatened against the Company or the Shareholder relating in any way to any Environmental Laws.

                  (e) For purposes of this Agreement, "Environmental Laws" means collectively, all federal, state, regional and local environmental laws, common law, statutes, rules and regulations and administrative orders including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9061 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.), as amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), as amended, the Federal Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now owned or leased by the Company or any real property upon which the Company now conducts its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any such laws.

         5.25 BOOKS AND RECORDS. The stock record books of the Company, which have been made available to Parent and Merger Sub, are complete and correct. The minute books and other records of the Company, all of which have been made available to Parent and Merger Sub, are complete and correct in all material respects. The minute books of the Company contain accurate records of substantially all meetings held of, and all material corporate action taken by, the Shareholder and the Board of Directors of the Company except where failure to possess such records would not have an adverse effect on the Company. At Closing, all of such books and records will be in the possession of the Company.

         5.26 SOLVENCY. Based on the financial condition of the Company as of the date hereof, the Company is solvent and able to pay its debts as they become due in the ordinary course of business.

         5.27 PURCHASE FOR INVESTMENT.

                  (a) The Shareholder acknowledges that he has been given access to information relating to the business of Parent including the Hi-Rise Reports.

                  (b) The Shareholder is acquiring the Shares issuable pursuant to the Merger for his own account and, except as contemplated by Article XII hereof, not with a view to, or for sale in connection with, any "distribution," as such term used in
Section 2(11) of the Securities Act, of any Shares in violation of the Securities Act.

                  (c) The Shareholder is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  (d) The Shareholder understands (i) that the Shares issued in the Merger will be restricted securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"); (ii) that such securities are not registered but will be subject to registration by Parent solely upon the terms set forth in Article XII hereof; (iii) that the Shares must be held indefinitely and that no transfer of the Shares may be made (except through exercise of the rights granted pursuant to Article XII hereof) by the Shareholder unless (A) such Shares have been registered under the Securities Act and any applicable state securities laws, or (B) an exemption from registration is available under the Securities Act and applicable state securities laws, including in accordance with Rule 144; and (iv) that, in any event, the exemption from registration under Rule 144 will not be available unless the Shares have been beneficially owned for at least one (1) year.

                  (e) The Shareholder understands that the certificates representing the Shares issued pursuant to the Merger shall bear a restrictive legend substantially as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 or any applicable state securities laws. They may not be offered for sale, sold, transferred or pledged without (1) registration under the Securities Act of 1933 and any applicable state securities laws, or (2) an opinion (satisfactory to the Company) of counsel (satisfactory to the Company) that registration is not required."

         5.28 DISCLOSURES. No representation or warranty by the Company and/or the Shareholder contained in this Agreement, the Financial Statements or any schedule, exhibit or certificate delivered in accordance therewith and no written statement or document furnished by any persons identified in the definition of "Knowledge of the Shareholder and the Company" to Parent and Merger Sub in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE VI
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Shareholder as follows:

         6.1 ORGANIZATION AND CORPORATE POWER OF MERGER SUB. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub has the power and authority to own its properties and to carry on its business as it has been and is now being conducted. Merger Sub is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the character or location of its properties owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to so qualify would not have or cause a Material Adverse Change.

         6.2 ORGANIZATION AND CORPORATE POWER OF PARENT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has the power and authority to own its properties and to carry on its business as it has been and is now being conducted. Parent is duly licensed or qualified to do business and is in good standing in all jurisdiction in which the character or location of its properties owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to so qualify would not have or cause a Material Adverse Change.

         6.3 CORPORATE AUTHORITY. Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms

         6.4 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or of any of the Related Agreements by Parent or Merger Sub nor the performance by Parent and Merger Sub of the transactions contemplated hereby or thereby, conflicts with, or constitutes a breach of or a default under (a) the articles of incorporation or bylaws of Parent or Merger Sub; (b) any agreement, indenture or other instrument applicable to Parent or Merger Sub or any of their respective properties (other than any such breach or default which shall have been waived or which would not have or cause a Material Adverse Change); or (c) any law, rule, regulation, judgment, order, writ, injunction or decree applicable to either Parent or Merger Sub.

         6.5 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent or Merger Sub for any commission, fee or other compensation as a finder or broker because of any act or omission by Parent or Merger Sub; provided, however, any commission, fee or other compensation payable to World Business Brokers and its shareholders and/or Rey Jiminez in connection with or related to the transactions contemplated by this Agreement shall be the sole responsibility of Parent.

         6.6 SOLVENCY. Based on the financial condition of Parent as of the date hereof, Parent is solvent and able to pay its debts as they become due in the ordinary course of its business.

         6.7 SECURITIES AND EXCHANGE COMMISSION FILINGS; PRIVATE PLACEMENT. Parent has heretofore furnished or made available to the Company and the Shareholder a true and complete copy of each report filed by Parent with the Securities and Exchange Commission (the "Commission") since January 1, 1997 and all material correspondence between the Commission and Parent since such date. None of such documents as of the dates they were respectively filed with the Commission contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the documents referred to in the first sentence of this 6.7: (i) fairly present, in all material respects, the financial position of Parent and its subsidiaries as a whole and the results of operations as at and for the respective periods then ended, subject to year-end adjustments with respect to such financial statements which are unaudited; and (ii) have been prepared in accordance with GAAP. Except as heretofore disclosed in filings with the Commission, as publicly announced or as disclosed to the Company and the Shareholder, since January 1, 1997, Parent and its subsidiaries have conducted their respective businesses in the ordinary and usual course and there has not occurred any material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Parent and its subsidiaries taken as a whole. Parent has delivered and will deliver to the Company all documents, agreements and offering materials relating to its financing of the transactions contemplated in connection herewith.

         6.8 CAPITALIZATION. Parent has an authorized capitalization consisting of (i) 20,000,000 shares of Parent Common Stock, of which 6,468,539 shares are issued and outstanding on the date of this Agreement and (ii) 1,000,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, of which 200 shares are issued and outstanding on the date of this Agreement, and no shares are held in treasury. All such shares have been duly authorized and validly issued and are fully-paid and non-assessable. All of such shares were issued in transactions in compliance with the Securities Act and other Legal Requirements.

         6.9 GOVERNMENT APPROVALS. Other than the filing of the Articles of Merger with the Department of State, to the knowledge of Parent and Merger Sub, no consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, licenses or authorizations for which the failure to obtain, either individually or in the aggregate, would not have or cause a Material Adverse Change.

         6.10 DISCLOSURE. No representation or warranty by Parent or Merger Sub contained in this Agreement or any schedule, exhibit or certificate delivered in accordance therewith and no written statement or document furnished by Parent or Merger Sub to the Company and the Shareholder in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

         6.11 NON-RELIANCE. In entering into this Agreement and performing the transaction contemplated in connection herewith, Parent and Merger Sub have not relied on (i) any projections relating to the performance of the Company or (ii) any oral representations. In addition, no party has any responsibility, whether monetary or otherwise, for any projections or other oral statements or oral opinions regarding the future performance of the Company or any other written materials, except as expressly provided herein.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         7.1 AFFIRMATIVE COVENANTS OF THE SHAREHOLDER AND THE COMPANY. Without limiting any other covenants or provisions contained herein, the Shareholder and the Company each covenants and agrees that it will observe and cause the observation of the following covenants from the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Article XI hereof).

                  (i) ACCOUNTS AND REPORTS. The Company will maintain its system of accounts and will keep full and complete financial records consistent with past practice.

                  (ii) INSPECTION. During the period ending February 23, 1998, the Shareholder and the Company shall (i) permit Parent and Merger Sub and each of their authorized employees, agents, accountants, legal counsel, lenders and other representatives to have reasonable access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Parent and/or Merger Sub for the purpose of conducting an investigation of the assets, liabilities, financial condition, corporate status, operations, business and properties of the Company (collectively, "Operations"); and (ii) make available to Parent and Merger Sub for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Shareholder, including, without limitation, all files, records, data and information relating to the Operations (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

                  (iii) REGULAR COURSE OF BUSINESS. The Shareholder and the Company shall cause the Company to operate the Business in substantially the same manner as presently conducted and only in the ordinary and usual course and substantially consistent with past practice and will use reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. The Shareholder and the Company shall cause the Company to use its reasonable efforts, consistent with past practices, to promote the Business and to maintain the goodwill and reputation associated with the Business, and shall not take or omit to take any action which causes, or which is likely to cause, any material deterioration of the Business or the relationships of the Company with material suppliers or customers. The Shareholder and the Company shall promptly notify Parent and Merger Sub if any of them (i) engages in any transaction which is reasonably likely to have or cause a Material Adverse Change in the Business, (ii) incurs any Indebtedness for borrowed money on behalf of the Company (other than trade debt in the ordinary course), or (iii) enters into any material agreements or transactions on behalf of the Company not in the ordinary course of business.

                  (iv) NOTIFICATION OF CHANGES. The Shareholder and the Company shall advise Parent and Merger Sub of any change or event (other than with respect to the transaction contemplated hereby) having, or which, insofar as can reasonably be foreseen, would have or cause a Material Adverse Change in the Business or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Shareholder or the Company contained herein.

                  (v) GENERAL RESTRICTIONS. Except as otherwise expressly permitted in or contemplated by this Agreement, without the prior written consent of Parent and Merger Sub, the Shareholder and the Company will not permit the Company to take any of the actions set forth in Section 5.7 hereof, except for the actions set forth in subsections (x) and (xvi) thereof.

                  (vi) EXCLUSIVITY. The Shareholder and the Company will not, and will cause, the Company and its Shareholder, directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this Section 7.1 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any Person other than Parent and Merger Sub relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Company, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Company, or any similar transaction, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). The Shareholder will notify Parent and Merger Sub within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including terms thereof and identity of persons making such proposal) is received and furnish to Parent and Merger Sub a copy of any written proposal. The provisions of this Section 7.1 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article XI, and (y) the Closing Date.

                  (vii) CONFIDENTIALITY. The Shareholder and Hesco shall comply with the terms of the Confidentiality Agreement, dated February 9, 1998.

                  (viii) EFFORTS. The Shareholder and the Company shall take all commercially reasonable steps necessary or desirable, and proceed in good faith, to satisfy each condition and their respective obligations contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

                  (ix) PUBLIC ANNOUNCEMENTS. Except as otherwise required by law, the Shareholder and the Company shall not issue or cause to be issued any statements or releases with respect to the transactions contemplated in this Agreement without the prior written consent of Parent and Merger Sub.

         7.2 AFFIRMATIVE COVENANTS OF PARENT AND MERGER SUB. Without limiting any other covenants or provisions contained herein, Parent and Merger Sub each covenants and agrees that it will observe and cause the observation of the following covenants from the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Article XI hereof).

                  (i) NOTIFICATION OF CHANGES. Parent and Merger Sub shall advise the Shareholder and the Company of any change or event having, or which, insofar as can be reasonably foreseen, could have or cause a Material Adverse Change in Parent's business or which would cause or constitute a material breach of any of the representations, warranties or covenants of Parent or Merger Sub contained herein.

                  (ii) CONFIDENTIALITY. Parent and Merger Sub shall comply with the terms of the Confidentiality Agreement, dated February 9, 1998.

                  (iii) EFFORTS. Parent and Merger Sub shall take all commercially reasonable steps necessary or desirable, and shall proceed in good faith, to satisfy each condition and their respective obligations contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

                  (iv) PUBLIC ANNOUNCEMENTS. Except as otherwise required by law, Parent and Merger Sub shall not issue any statements or releases with respect to the transactions contemplated in this Agreement without the prior written consent of the Shareholder and the Company.

                  (v) POST-CLOSING ACCESS AND COOPERATION. Following the Closing, Parent and Merger Sub shall, upon a prior written request by the Shareholder, permit the Shareholder and its counsel and accountants reasonable access to all books and records of the Companies in Parent's and/or Merger Sub's possession as may be necessary in connection with the preparation by the Shareholder of tax returns or his defense of tax audits or third party claims. The notice required by this provision must specifically set forth the reason for such access and the records requested to be reviewed. Parent and Merger Sub shall reasonably cooperate with the Shareholder in connection with the foregoing.

                                  ARTICLE VIII
                      OBLIGATIONS OF PARTIES AFTER CLOSING

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each of the parties in this Agreement and in each Schedule or in any of the Related Agreements shall survive the Closing Date and for a period of one year after the Closing Date, provided that the representations and warranties made by the Shareholder and the Company contained in Section 5.3 (Capital Stock), Section 5.10 (Taxes) and Section 5.24 (Environmental Compliance) shall survive until the applicable statute of limitations shall have expired. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

         8.2 RESTRICTIONS.

                  (a) From and after the Closing Date, the Shareholder shall not disclose, or cause the disclosure, to any Person or entity, or make use of, without the authorization of Parent and Merger Sub, any non-public pricing strategies or records of the Company, any proprietary data or trade secrets of the Company or any financial or other non-public information about and of the Company; provided that the foregoing restrictions shall not apply to any information which: (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of the Shareholder or the Company; (ii) is or becomes available to the disclosing party on a non-confidential basis from a third party without a similar restriction and without breach of this Agreement;
(iii) is approved for release by Parent and Merger Sub; or (iv) is required to be disclosed in accordance with applicable law.

                  (b) From and after the Closing Date, the Shareholder shall not directly or indirectly through any entity solicit for purposes of employment, any Employee of Parent or any of Parent's affiliates during the six months prior to such solicitation.

                  (c) The Shareholder acknowledges that the restrictions contained in this Section 8.2 may be specifically enforced.

         8.3 DELIVERY OF RECORDS. On the Closing Date, the Shareholder shall deliver, cause to be delivered, or make available to Parent and Merger Sub all records and files then in the Shareholder's possession relating to the operation of the Business.

         8.4 COOPERATION; FURTHER ASSURANCES. From time to time, as and when reasonably requested by Parent and/or Merger Sub or the Shareholder and/or the Company, respectively, after the Closing, the other of them will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, and, with respect to a request by the Parent and/or Merger Sub, to vest in Merger Sub good title to, possession of and control of all of the Company Common Stock.

         8.5 POST-CLOSING ACCESS AND COOPERATION Following the Closing, Parent and Merger Sub shall, upon a prior written request by the Shareholder, permit the Shareholder and its counsel and accountants reasonable access to all books and records of the Companies in Parent's and/or Merger Sub's possession as may be necessary in connection with the preparation by the Shareholder of tax returns or his defense of tax audits or third party claims. The notice required by this provision must specifically set forth the reason for such access and the records requested to be reviewed. Parent and Merger Sub shall reasonably cooperate with the Shareholder in connection with the foregoing.

         8.6 TAXES

                  (a) The Company will prepare and file Federal and State income tax returns for the year ended October 31, 1997. Such returns are currently on valid extension through July 15, 1998 and August 1, 1998, respectively. The Company will also prepare Federal and State income tax returns for the period from November 1, 1997 to Closing. The Company will also prepare a 1998 Florida Intangible Tax Return (the 1998 Intangible tax return and the October 31, 1997 and short period income tax returns are collectively referred to as the "Tax Returns"). The Company agrees to utilize the accounting firm of Berkowitz Dick Pollack & Brant, LLP or Coopers & Lybrand, LLP to prepare the Tax Returns. The Shareholder will select the tax preparer. Any liability for taxes, penalties and interest on the Tax Returns will be the obligation of the Company. The professional fee for the preparation of the Tax Returns will be the obligation of the Company. The Tax Returns will be filed timely, including extensions, and will be signed by the Shareholder acting in the capacity of authorized representative of the Company during the Tax Return periods.

                  (b) Prior to the filing of the Tax Returns, the Shareholder shall provide Parent with a substantially final draft of such Tax Returns at least fifteen (15) business days prior to the due date for filing such Tax Return and Parent shall have the right to review such Tax Return prior to the filing of such Tax Return. Parent shall notify the Shareholder of any reasonable objections Parent may have to any items set forth in such draft Tax Returns and Parent and the Shareholder agree to consult and resolve in good faith any such objection.

                  (c) Shareholder shall have the option to represent the interests of the Company and/or the Shareholder at the expense of the Parent in any Tax audit or administrative court proceeding relating to Tax Returns described in this Section 8.6 or Section 5.1 with respect to which the Shareholder may be liable for Taxes pursuant to the Indemnification Agreement, provided, however, that the Parent shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of the Parent, Merger Sub or the Company and to employ counsel of its choice at its own expense for purposes of such participation. Notwithstanding anything to the contrary contained or implied in this Agreement without the prior written approval of Parent, which shall not be unreasonably withheld, the Shareholder shall not agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding or otherwise agree to consent to any tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the tax liability of Parent, Merger Sub or the Company.

                  (d) Parent shall promptly notify the Shareholder in writing upon receipt by the Parent, Merger Sub or the Company of notice of any pending or threatened Tax or assessments relating to the income, properties or operations of the Company in each case for tax periods prior to and including Closing. Shareholder shall promptly notify Parent in writing upon receipt by Shareholder or the Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for any tax periods, unless all tax periods through Closing can no longer be changed or examined.

                  (e) Neither the Parent nor the Company shall, without the prior written consent of Shareholder file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to the Company for any tax period prior to Closing.

                  (f) After the Closing, the Parent and the Shareholder shall provide each other and the Parent shall cause the Company to provide the Shareholder cooperation and information relating to the Company as either party reasonably may request in (A) filing any Tax Return, amended Tax Return or claim for refund; (B) determining any Tax liability or a right to refund of Taxes; (C) conducting or defending any audit or other proceeding in respect of Taxes or (D) effectuating the terms of the Agreement. The parties shall retain and the Parent shall cause the Company to retain all returns, schedules and work papers and all material records and other documents relating thereto until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and unless such returns and other documents are offered and delivered to the Shareholder or the Parent as applicable until the final determination of any Tax in respect of such years. Any information obtained under this Section 8.6 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither the Shareholder nor the Parent, nor any of their affiliates, shall be unreasonably required to prepare any document or determine any information not then in its possession, in response to a request under this Section 8.6.

                  (g) This Section 8.6 shall survive the Closing.

                  (a) AMENDED TAX RETURNS. Parent and Merger Sub agree not to file any amended tax returns for the Company without the express written consent of the Shareholder.

                                   ARTICLE IX
             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub hereunder to consummate the transactions contemplated hereby shall be subject at their election to the satisfaction of each of the conditions stated in this Article IX.

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Company and the Shareholder contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date except for changes permitted or contemplated by this Agreement, and the Company and the Shareholder shall have delivered to Parent and Merger Sub a certificate or certificates executed by the President of the Company and the Shareholder, dated the Closing Date, to such effect.

         9.2 PERFORMANCE OF AGREEMENTS. All of the agreements and covenants of the Company and/or the Shareholder to be performed or complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects, and the Company and the Shareholder shall have delivered to Parent and Merger Sub a certificate or certificates executed by the President of the Company and the Shareholder, dated the Closing Date, to such effect.

         9.3 GOOD STANDING AND OTHER CERTIFICATES. The Company and the Shareholder shall have delivered or caused to be delivered to Parent and Merger Sub (i) a copy of the Company's articles of incorporation, including all amendments thereto, certified by the Secretary of the State of the State of Florida, (ii) a certificate from the Secretary of State for the State of Florida to the effect that the Company is in good standing and listing all charter documents of the Company,

(iii) a certificate as to the tax status of the Company from the appropriate official of the State of Florida, and (iv) a copy of the bylaws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

         9.4 NO MATERIAL ADVERSE CHANGE. To the Knowledge of the Shareholder and the Company, there shall not have been a Material Adverse Change in the Company since the Balance Sheet Date, and the Company and the Shareholder shall have delivered to Parent and Merger Sub a certificate or certificates executed by the President of the Company and the Shareholder, dated the Closing Date, to such effect.

         9.5 LITIGATION. No suit, action or other proceeding shall be pending or, to the Knowledge of the Shareholder and the Company, threatened before any Governmental Authority seeking to restrain or prohibit any of the transactions contemplated hereby, and the Company and the Shareholder shall have delivered to Parent and Merger Sub a certificate or certificates executed by the President of the Company and the Shareholder, dated the Closing Date, to such effect.

         9.6 CONSENTS AND WAIVERS. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Authority which prohibits or restricts the consummation of the Agreement. Additionally, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by any Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect, except to the extent the failure to have or obtain same would not, individually or in the aggregate, have or cause a Material Adverse Change, and the Company and the Shareholder shall have delivered to Parent and Merger Sub a certificate or certificates executed by the President of the Company and the Shareholder, dated the Closing Date, to such effect.

         9.7 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Parent and Merger Sub and their counsel and Parent and Merger Sub shall have received copies of all such documents and other evidences as their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         9.8 INDEMNIFICATION AGREEMENT. The Shareholder shall have executed that certain Indemnification Agreement (the "Indemnification Agreement"), a copy of which is attached hereto as Exhibit C.

         9.9 ARTICLES OF MERGER. The Articles of Merger contemplated by Section
1.2 hereof shall have been executed by the Company.

         9.10 CLOSING UNDER HESCO MERGER AGREEMENT. All conditions precedent to the obligations of Parent and HS Acquisition Corp., the wholly owned subsidiary of Parent, shall have been satisfied under that certain Agreement and Plan of Merger, dated as of the date hereof, among Parent and HS Acquisition Corp., a wholly-owned subsidiary of Parent, Hesco Sales, Inc. and the shareholder thereof (the "Hesco Merger Agreement"), a copy of which is attached hereto as Exhibit D.

         9.11 OPINION OF COUNSEL. Parent and Merger Sub shall have received on and as of the Closing Date, the opinion of Goldstein & Tanen, P.A., as to the matters set forth in Exhibit D in form and substance reasonably acceptable to Parent and Merger Sub and their counsel.

                                    ARTICLE X
                  CONDITIONS OF THE OBLIGATIONS OF THE COMPANY
                               AND THE SHAREHOLDER

         The obligations of the Company and the Shareholder hereunder to consummate the transactions contemplated hereby shall be subject at their election to the satisfaction of each of the conditions stated in this Article X.

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date of such Closing with the same effect as though made on and as of that date, and Parent and Merger Sub shall have delivered to the Company and the Shareholder, a certificate or certificates executed by the Chief Executive Officer or Chief Operating Officer of each of Parent and Merger Sub, dated the Closing Date, to such effect.

         10.2 PERFORMANCE OF AGREEMENTS. All of the agreements and covenants of Parent and Merger Sub to be performed or complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects, and Parent and Merger Sub shall have delivered to the Company and the Shareholder, a certificate or certificates executed by the Chief Executive Officer or Chief Operating Officer of each of Parent and Merger Sub, dated the Closing Date, to such effect.

         10.3 GOOD STANDING AND OTHER CERTIFICATES. Parent and Merger Sub shall have delivered to the Company and the Shareholder (i) a copy of each of their respective articles of incorporation, including all amendments thereto, certified by the Secretary of State for the State of Florida, and (ii) a certificate or certificates from the Secretary of State for the State of Florida to the effect that each of Parent and Merger Sub is in good standing and listing all charter documents.

         10.4 NO MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change since September 30,1997 with respect to Parent, and Parent shall have delivered to the

Company and the Shareholder a certificate executed by the Chief Operating Officer or Chief Financial Officer, dated the Closing Date, to such effect.

         10.5 LITIGATION. No suit, action or other proceeding shall be pending or, to the Knowledge of the Parent and Merger Sub threatened before any Governmental Authority seeking to restrain or prohibit any of the transactions contemplated hereby and the Parent and Merger Sub shall have delivered to the Shareholder and the Company a certificate or certificates executed by the Chief Executive Office or Chief Operating Officer, dated the Closing Date, to such effect.

         10.6 CONSENTS AND WAIVERS. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of this Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Authority which prohibits or restricts the consummation of the Agreement. Additionally, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any third party or Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect, except to the extent that the failure to have or obtain same would not have or cause a Material Adverse Change in Parent's business operations.

         10.7 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Company and the Shareholder and their counsel and the Company and the Shareholder shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         10.8 INDEMNIFICATION AGREEMENT. Parent and Merger Sub shall have executed the Indemnification Agreement.

         10.9 ARTICLES OF MERGER. The Articles of Merger shall have been executed by Merger Sub.

         10.10 CLOSING UNDER HESCO SALES, INC. MERGER AGREEMENT. All conditions precedent to the obligations of Hesco Sales, Inc. and the sole shareholder of Hesco Sales, Inc. shall have been satisfied under the Hesco Sales, Inc. Merger Agreement.

         10.11 OPINION OF COUNSEL. The Company and the Shareholder shall have received the opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., as to those matters set forth in Exhibit E in form and substance reasonably acceptable to the Company and the Shareholder and their counsel.

         10.12 MORALES CONSULTING AGREEMENT. Merger Sub shall have executed that certain Consulting Agreement with Bernardo Morales, substantially in the form attached hereto as Exhibit F.

                                   ARTICLE XI
                                   TERMINATION

         11.1 ELECTIVE TERMINATION. This Agreement may be terminated:

                  (a) By mutual written consent of the Company and the Shareholder, on the one hand, and Parent and Merger Sub, on the other hand.

                  (b) By the Company and the Shareholder, on the one hand, and Parent and Merger Sub, on the other hand, if the Closing shall not have been consummated by February 18, 1998; provided, however, that either party may extend the termination date set forth in this Section 11.1(b) for a period not to exceed 5 days if any material authorization, consent or approval of any Governmental Authority has not been obtained by such date; PROVIDED, HOWEVER, that the right to terminate this Agreement shall not be available to any party whose (or whose affiliates, officers, directors, agents, employees or representatives) failure to fulfill any obligation or condition precedent hereunder shall have been a cause of, or shall have resulted in, the failure of the Closing to have occurred on or prior to such date.

                  (c) By Parent and Merger Sub, if the Company or the Shareholder breaches any representation, warranty, covenant or agreement contained in this Agreement or defaults in any material respect in the performance of any obligation under this Agreement.

                  (d) By the Company and the Shareholder if Parent or Merger Sub breaches any representation, warranty, covenant or agreement contained in this Agreement or defaults in any material respect in the performance of any obligation under this Agreement.

         11.2 MANDATORY TERMINATION. This Agreement shall automatically terminate in the event of a termination of the Hesco Merger Agreement.

         11.3 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further force or effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Shareholder, the Company, Parent, Merger Sub, or their respective officers, directors, employees, agents or representatives (except as set forth in Sections 14.3, 14.4, 14.9, and 14.11 hereof, which shall survive the termination). Nothing contained in this Section
11.3 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                                  ARTICLE XII
                              REGISTRATION RIGHTS

         12.1 GRANT OF REGISTRATION RIGHTS.

                  (a) Within one year from the Closing Date, Parent shall cause all Shares acquired by the Shareholder hereunder (the "Registration Shares") to be registered for sale by the Shareholder under the Securities Act on the appropriate form (which shall have been declared effective by such date and which shall not be subject to any stop order or similar restriction) and shall comply with all such qualifications, compliances and requirements as may be necessary to permit the sale or other transfer of such Registration Shares on or after the first anniversary of the Closing, including, without limitation, qualifications under the applicable Blue Sky or other state securities laws (provided, that Parent shall not be required in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any state); provided, however, that (i) Parent shall not be obligated to conduct a special audit of its financial statements, unless such audit shall have been requested by the Securities and Exchange Commission (the "SEC"), or in any other case unless the Shareholder undertakes to pay the costs associated with such audit and (ii) Parent shall not be obligated to keep any such registration statement filed with the SEC in connection with the registration of the Requested Registration Shares effective for a period of more than 180 days after the first anniversary of the Closing Date. Parent will keep Shareholder advised in writing as to the initiation of such registration and as to the completion thereof. In connection with any such registration, Parent will do the following for the benefit of Shareholder.

                  (i) Keep such registration effective for the period required by this Agreement or until the Shareholder has completed the distribution described in such registration statement relating thereto, whichever first occurs, and amend or supplement such registration statement and the prospectus contained therein from time to time to the extent necessary to comply with the Securities Act and applicable state securities laws;

                  (ii) Furnish such number of prospectuses and other documents incident thereto as the Shareholder from time to time may reasonably request; and

                  (iii) In connection with any underwritten offering, Parent will enter into any underwriting agreement reasonably necessary to effect the offer and sale of Registration Shares on terms reasonably acceptable to Parent and take any and all such action as may be reasonably necessary in connection therewith, provided such underwriting agreement contains customary underwriting provisions and is entered into by the Shareholder and provided further that, if the underwriter so requests, the underwriting agreement will contain customary contribution provisions on the part of Parent.

                  (b) Parent shall pay all expenses necessary to effect under the Securities Act any registration statements, amendments or supplements filed pursuant to this Section 12.1 (other than underwriters' discounts and commissions and brokerage commission and fees, if any, payable with respect to Shares and other than legal fees incurred by the Shareholder), including, without limitation, printing expenses, fees of the SEC and the National Association of Securities Dealers, Inc., expenses of compliance with Blue Sky and other state securities laws, and accounting and legal fees and expenses.

                  (c) The Shareholder shall provide Parent in writing information with respect to Shareholder reasonably necessary to assure compliance with federal and applicable state securities laws, including, but not limited to, information regarding the Shareholder's proposed distribution of the Shares.

                  (d) Notwithstanding the foregoing, Shareholder agrees not to sell any Registration Shares under such registration statement until one year from the Closing Date.

         12.2 INDEMNIFICATION.

                  (a) Parent shall indemnify and hold harmless the Shareholder and each underwriter, within the meaning of the Securities Act, who may purchase from and against any and all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in the registration statement filed pursuant to Section 12.1 hereof, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished or required to be furnished in writing to Parent by the Shareholder expressly for use therein.

                  (b) The Shareholder shall indemnify Parent, its directors, each officer signing such registration statement and each person, if any who controls the Company within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished in writing to Parent by the Shareholder expressly for use therein. Notwithstanding the foregoing, Shareholder may transfer such registration rights along with Registration Shares to any lineal descendant of his grandfather, his spouse, to any trust as to which he or any such person is a beneficiary and to any entity as to which any such person is an equity owner.

                  (c) Promptly after receipt by an indemnified party under this
Section 12.2 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 12.2, notify the indemnifying party of the commencement thereof; provided, however, that failure to so notify the indemnifying party shall not affect an indemnifying party's obligations hereunder. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in the defense thereof, with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party may retain it own counsel, who shall be reasonably satisfactory to the indemnifying party. The reasonable fees and expenses of such counsel shall be borne by the indemnifying party.

         12.3 TRANSFER OF REGISTRATION RIGHTS. The registration rights of the Shareholder under Section 12.1 hereof may not be transferred to any third party. The amount payable by Shareholder with respect to the indemnification set forth in this Section shall not exceed the amount of gross proceeds received by the Shareholder from the sale of Registration Shares sold in such offering.

                                  ARTICLE XIII
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Business" shall mean the business of manufacturing, marketing, distributing and selling waste collection containers and disposal equipment in which the Company is engaged.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, panels, ministries or other instrumentalities.

         "Hi-Rise Reports" means each registration statement, prospectus, report, proxy statement or information statement filed by Parent with the SEC since July 22, 1993 through the date of this Agreement, including, without limitation, (i) Parent's Prospectus dated July 22, 1993, (ii) Parent's Annual Report on Form 10-KSB for the year ended December 31, 1996, (iii) Parent's Proxy Statement for the Annual Meeting of Shareholders held July 15, 1997, and (iv) Parent's Quarterly Reports on Form 10-QSB for the periods ending March 31, 1997, June 30, 1997 and September 30, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC.

         "Indebtedness" means all obligations for borrowed money, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guarantees, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others, other than accounts or trade payables in the ordinary course of business, in any event, only to the extent the same would be classified on the Person's balance sheet as a liability in accordance with GAAP.

         "Knowledge of the Shareholder and the Company" or any similar phrase means the knowledge with respect to the matter in question of the Shareholder and the Company after reasonable, limited inquiry as to such matter.

         "Legal Requirements" means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties, including, but not limited to, all laws, ordinances and regulations related to employment and employee related matters, environmental matters, and matters related to real property and zoning.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Material Adverse Change" means a material adverse change in, or the occurrence of any event which will or would have a material adverse effect in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) of the party or parties to which such statement relates.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Related Agreements" mean any other agreements or instruments to be executed in connection with the transactions contemplated hereby.

         "Tax" or "Taxes" shall mean any foreign, federal, state or local tax assessment or governmental charge.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by Parent, Merger Sub, the Shareholder and the Company. No delay in the exercise of any rights hereunder shall operate as a waiver of any rights of Parent and/or Merger Sub.

         14.2 NOTICES. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to Parent and/or Merger Sub, to the Company or to the Shareholder at the addresses set forth below or to such other address as may be furnished in writing to the other parties hereto. A notice shall be deemed effective (i) upon delivery, if by hand, (ii) on the date faxed or electronically transmitted, if confirmation of such transmission is obtained, and (iii) upon the third day following mailing as set forth above.

      If to the Shareholder or the    Atlantic Maintenance, Inc.
      Company:                        8505 N.W. 74 Street.
                                      Miami, Florida  33166

      with a copy to:                 Stearns Weaver Miller Alhadeff & Sitterson
                                      Museum Tower, Suite 2200
                                      150 West Flagler Street
                                      Miami, Florida 33130
                                      Attn:  Carl Roston

      with a copy to                  Goldstein & Tanen P.A.
                                      One Biscayne Tower
                                      Miami, Florida 33131
                                      Attn:  Jeffrey Tanen

      If to the Parent or Merger Sub:  Hi-Rise Recycling Systems, Inc.
                                       16255 N.W. 54th Avenue
                                       Miami, Florida 33014
                                       Attn:    Gary McAlpin

      with a copy to:                  Greenberg Traurig Hoffman
                                       Lipoff Rosen & Quentel, P.A.
                                       1221 Brickell Avenue
                                       Miami, Florida  33131
                                       Attention:  Fern S. Watts, Esq.

         14.3 EXPENSES. Subject to the provisions of Section 14.4, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (it being understood that the Shareholder shall bear all costs and expenses of the Company); PROVIDED, HOWEVER, that all costs and expenses incurred in connection with the audit performed by Coopers & Lybrand shall be paid by Parent.

         14.4 INDEMNIFICATION FOR BROKER FEES. Parent and Merger Sub agree to indemnify and save harmless the Shareholder and the Company, and their respective partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees or similar commissions or compensation arising with respect to brokers or finders without regard to any indemnification limitations.

         14.5 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         14.6 EFFECT OF HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         14.7 FURTHER ASSURANCES. Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         14.8 GOVERNING LAW.. This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State

         14.9 ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the non-prevailing party.

         14.10 SCHEDULES. Notwithstanding any provision to the contrary set forth herein, any matter, fact, event or other information disclosed in any schedule to this Agreement shall be deemed disclosed in each schedule to this Agreement. The inclusion of any item in any schedule shall not be deemed in and of itself to classify such item as "material" for purposes of this Agreement.

         14.11 ENTIRE AGREEMENT. This Agreement (including exhibits and schedules), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter, including without limitation the Letter of Intent dated August 13, 1997 among the Parent, the Shareholder and Hesco Sales, Inc..

         14.12 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         14.13 SPECIFIC PERFORMANCE. The Shareholder and the Company recognize and agree that Parent and Merger Sub shall not have an adequate remedy if the Shareholder or the Company fail to satisfy the provisions of this Agreement and that damages will not be readily ascertainable, and that the Shareholder and the Company expressly agree that in the event of such failure Parent and Merger Sub shall be entitled to seek specific performance of the Shareholder's and the Company's obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.

                                        HI-RISE RECYCLING SYSTEMS, INC.


                                        By: /S/ J. GARY MCALPIN
                                            ------------------------------------
                                            Name: J. GARY MCALPIN
                                            Title: CHIEF OPERATING OFFICER

                                        AM ACQUISITION CORP.


                                        By: /S/ J. GARY MCALPIN
                                            ------------------------------------
                                            Name: J. GARY MCALPIN
                                            Title: CHIEF OPERATING OFFICER

                                        ATLANTIC MAINTENANCE OF
                                        MIAMI, INC.

                                        By: /S/ EVELIO ACOSTA
                                            ------------------------------------
                                            Evelio Acosta, President


                                                    /s/ Evelio Acosta
                                        ----------------------------------------
                                                    EVELIO ACOSTA